Exhibit 99.1

Hall of Fame Resort & Entertainment Company Strengthens Executive Team with Two Strategic New Hires

Appoints Scott Langerman as Executive Vice President of Media Business Development

Names Olivia Steier Executive Vice President of Content Development/Distribution

CANTON, Ohio – November 4, 2020 – Hall of Fame Resort & Entertainment Company (“HOFV” or the “Company”) (NASDAQ: HOFV, HOFVW), the only resort, entertainment and media company centered around the power of professional football and owner of the Hall of Fame Village powered by Johnson Controls (the “Destination”), today announced that it has named experienced sports professional Scott Langerman as Executive Vice President of Media Business Development and Olivia Steier as Executive Vice President of Content Development/Distribution. Mr. Langerman and Ms. Steier’s primary responsibilities will include supporting new business development in HOFV’s media division and overseeing content development, production and distribution for the Hall of Fame Village Media Company (“HOFV Media”), a subsidiary of the Hall of Fame Resort & Entertainment Company.

“Scott and Olivia’s vast media experience and proven capacities to drive new business and create and market content will allow them to make an immediate impact,” said Michael Crawford, President and CEO of HOFV. “Both roles are critical additions to our media business vertical, which we feel has tremendous growth potential. I am confident that Scott and Olivia will be able to leverage their experience to create new and exciting media content for our company, helping us realize our business objectives and meet the significant demand to consume and enjoy original content from football fans everywhere.”

Mr. Langerman is a 25-year veteran of the sports and entertainment industries and has held senior executive positions with a range of media companies including Vox Media, Comcast and Turner Broadcasting, among others. Most recently, he was the Co-Founder and Chief Executive Officer of Athlete Content & Entertainment, LLC (ACE Media or “ACE”), the content arm of the National Football League Players Association. Launched as a groundbreaking vehicle through which to identify and develop content opportunities for professional athletes, ACE produced a wide range of long- and short-form content across a number of the world’s leading linear and digital platforms. Due to Mr. Langerman’s efforts, in just five years, ACE showcased more than 1,500 professional athletes in a variety of content initiatives, notably including “Catching Kelce” on E!, “Most Valuable Performer” on CBS, “Ritual” on Amazon Prime Video and “Gameday Commute” on Facebook Watch. In addition to serving as Executive Producer on these and many other projects, as CEO of ACE Scott was responsible for the overall strategic direction of the company and oversaw its numerous relationships with production entities, distribution platforms, brands and athletes.

During Ms. Steier’s 15 years in the entertainment field, she has held a variety of roles within content development and casting, working on the teams responsible for numerous award-winning shows, including “My Crazy Ex-Girlfriend,” “Homeland,” “Modern Family” and “Jane the Virgin.” Prior to joining HOFV Media, she worked at Fullscreen as Original Programming Executive, where she worked on both scripted and unscripted programming and led the creative process in its entirety, from buying pitches and creating ideas to developing scripts and producing series. She has also held positions at 20th Century Fox Television and The CW Network. Throughout her career, Ms. Steier’s primary responsibilities have been developing short- form and long-form television content, overseeing production and packaging completed shows for distribution.

Ms. Steier also played a significant role in conceiving and spearheading the development of the critically acclaimed reality series “House Divided” and “Keeping Score,” an unscripted series chronicling Hope Solo and the U.S. Women’s National Soccer Team’s fight for gender-wage equality. Ms. Steier specializes in original programming and has directed creative efforts on multiple platforms, resulting in unique content for viewers.

About the Hall of Fame Resort & Entertainment Company

The Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village powered by Johnson Controls, a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com.

For Information, Contact:

Media Inquiries Public.Relations@hofreco.com

Investor Inquiries Investor.Relations@hofreco.com